PROSPECTUS  SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
dated September 20, 2000                        Registration No. 333-36318
to Prospectus dated August 2, 2000


                                  $200,000,000

                              INCYTE GENOMICS, INC.

                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                       and
                             SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by the holders of 5.5% convertible subordinated notes due 2007 of Incyte Genomics, Inc. and the shares of common stock issuable upon conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated August 2, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:

                                                   Principal                                         Common Stock
                                                Amount of Notes    Common Stock                      Owned After
                                                  Beneficially    Issuable Upon                       Completion
                                                   Owned and        Conversion      Common Stock        of the
                      Name                         Offered(1)    of the Notes(1)     Offered(1)      Offering(1)
                      ----                      ---------------  ---------------    ------------     ------------
 Alta Partners Holdings, LDC....................  $3,500,000          25,956            25,956            --

 Bank America Pension Plan......................  $2,650,000          19,653            19,653            --

 Circlet (IMA) Limited..........................  $3,000,000          22,248            22,248            --

 Credit Suisse First Boston Corporation.........    $100,000             741               741            --

 Deeprock & Co. ................................  $3,000,000          22,248            22,248            --

 Duckbill & Co. ................................  $2,500,000          18,540            18,540            --

 General Motors Welfare Benefit Trust (L-T Veba)  $2,000,000          14,832            14,832            --

 General Motors Welfare Benefit Trust (S-T Veba)  $2,500,000          18,540            18,540            --

 Pine Grove Enhanced Partners, L.P. ............    $500,000           3,708             3,708            --

 Retail Clerks Pension Trust #2.................  $2,000,000          14,832            14,832            --

                             ----------------------


(1)     Amounts indicated may be in excess of the total amount registered due to sales or transactions exempt from the registration requirements of the
        Securities Act of 1933 since the date on which selling securityholders provided information to us regarding their notes.

        None of the selling securityholders listed above nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

                              --------------------

     Investing in the notes and our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the prospectus.

                              --------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.



            Page 2 to Prospectus Supplement dated September 20, 2000